Exhibit 99.1

For Release at 8:00 AM EST on Thursday, March 1, 2012

GASCO ENERGY NAMES RICHARD P. CRIST

AS NEW VP OF BUSINESS DEVELOPMENT AND EXPLORATION

DENVER — March 1, 2012 /PRNewswire-FirstCall/ — Gasco Energy (NYSE Amex: GSX) today announced that is has added additional experience to its senior management team in the hiring of Mr. Richard P. Crist as Vice President, Business Development and Exploration, a new position at Gasco.  Mr. Crist joined Gasco effective March 1, 2012.

With over 42 years of oil and gas experience, Mr. Crist has a broad range of managerial and technical expertise that includes 25 years in corporate and senior management roles.  He brings relevant expertise in new business development in the Rockies and other North American basins, as well as in the International arena.

Prior to joining Gasco, he served as chief operating officer and founder of White Birch Energy, a Denver-based start-up company focused on providing technical consulting to international exploration and production companies.  From 2002 to 2010, Mr. Crist served as executive vice president and chief operating officer and later as executive vice president, business development for Elk Resources, a privately held, Denver-based oil and gas company focused on the US Rocky Mountain region.

Prior to Elk Resources, he held various senior technical and business development positions for energy companies including, GLOBEX Energy, Inc., Triton Energy Corporation, The Superior Oil Company and Sinclair/Atlantic Richfield where he began his career as a geophysicist.

Mr. Crist earned his degree as an engineer of geophysics with a minor in geology from the Colorado School of Mines in Golden, Colo.  He is a member in good standing of the Society of Exploration Geophysicists and the American Association of Petroleum Geologists and is a Certified Petroleum Geologist.

“On behalf of Gasco, I would like to welcome Dick Crist to the Gasco management team,” said King Grant, Gasco’s CEO and President.  “We have known Dick through his work in the Denver oil and gas community and are fortunate to have attracted a professional who brings an extensive industry contact base essential for his business development function.  Equally important is his technical prowess in geophysics, engineering and geology that can help him properly assess the new opportunities that we generate at Gasco.”

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044